CENTURION INVESTMENT TRUST
                              PLAN OF DISTRIBUTION
                             PURSUANT TO RULE 12b-1


     WHEREAS, Centurion Investment Trust (the "Trust"), a business trust organized under the laws of the State of Ohio, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the "Shares"), which may be divided into one or more Series of Shares, one such Series being the Centurion Christian Values Fund (the "Fund"); and

     WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Rule 12b-1 Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its shareholders, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto; and

     WHEREAS, the Plan has been approved by the vote of at least a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund;

     NOW, THEREFORE, the Trust, on behalf of the Fund, hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, on the following terms and conditions:

     1. DISTRIBUTION ACTIVITIES. Subject to the supervision of the Trustees of the Trust, the Trust, on behalf of the Fund, may, directly or indirectly, engage in any activities related to the distribution of Shares of the Fund, which activities may include, but are not limited to, the following: (a) payments to the Fund's principal underwriter, securities dealers and others who are engaged in the sale of Shares of the Fund and who may be advising shareholders of the Fund regarding the purchase, sale or retention of Shares of the Fund; (b) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Shares of the Fund or who render shareholder support services not otherwise provided by the Fund's transfer agent, including, but not limited to, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Fund, processing shareholder transactions, and providing such other shareholder services as the Fund may reasonably request; (c) formulating and implementing of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) preparing, printing and distributing sales literature; (e) preparing, printing and distributing prospectuses and statements of additional




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information  and  reports  of  the  Fund  for  recipients  other  than  existing shareholders of the Fund; and (f) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund may, from time to time, deem advisable. The Trust, on behalf of the Fund, is authorized to engage in the activities listed above, and in any other activities related to the distribution of Shares of the Fund, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

     2. MAXIMUM EXPENDITURES. The expenditures to be made by the Fund pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed in any fiscal year an amount calculated at the rate of 0.25% of the average daily net asset value of the Fund. Such payments for distribution activities may be made directly by the Fund or the Fund's investment adviser or principal underwriter may incur such expenses and obtain reimbursement from the Fund.

     3.   TERM AND TERMINATION.
          --------------------

     (a) This Plan shall become effective on the date hereof. Unless terminated as herein provided, this Plan shall continue in effect for one year from the date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Rule 12b-1 Trustees, cast in person at a meeting called for the purpose of voting on such approval.

     (b) This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

     4. AMENDMENTS. This Plan may not be amended to increase materially the amount of expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

     5. SELECTION AND NOMINATION OF TRUSTEES. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

     6. QUARTERLY REPORTS. The principal underwriter and/or Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.





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     7.  RECORDKEEPING.  The Trust  shall  preserve  copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

     8. LIMITATION OF LIABILITY. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this instrument are not binding upon the Trustees or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.

     IN WITNESS WHEREOF, the Trust, on behalf of the Fund, has caused this Plan to be executed as of the date set forth below.


Dated:  March 30, 2007


                                 CENTURION INVESTMENT TRUST



                                 By:
                                    ----------------------------------
                                    David C. Lenoir, President


                                 Attest:



                                 -------------------------------------
                                 Tina H. Bloom, Assistant Secretary




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